Exhibit 99.1

Industrial Services of America, Inc. Reports Second Quarter 2011 Results

LOUISVILLE, KY (August 9, 2011) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets, and offers programs and equipment to help businesses manage wastes, today reported financial results for the second quarter ending June 30, 2011.

For the six months ending June 30, 2011:

--    Total revenue was $171.2 million for the first six months of 2011, compared with $167.0 million for the first six months of 2010.

--    Net income was $2,479,358 (basic and diluted earnings of $0.36 per share) for the first six months of 2011, compared with $4,110,464 (basic and diluted earnings of $0.64 and $0.63 per share, respectively) for the first six months of 2010.  Basic and diluted weighted average shares outstanding were 6,912,997 and 6,952,549 respectively in the first six months of 2011 and were 6,456,053 and 6,474,903 respectively (split-adjusted) for basic and diluted shares in the first six months of 2010.

--    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first six months of 2011 was $7,396,253 compared with EBITDA of $9,249,654 for the first six months of 2010. (See attached reconciliation.)

--    Net income and earnings per share were adversely affected by a fee of $500,000 in the second quarter resulting from the cancellation of purchase contracts as market demand for stainless steel slowed significantly.

For the three months ending June 30, 2011:

--    Total revenue was $65.0 million in the second quarter of 2011, compared with $92.8 million in the second quarter of 2010.

--    Net income was $312,576 (basic and diluted earnings of $0.05 per share) in the second quarter of 2011, compared with $2,347,200 (basic and diluted earnings of $0.36 per share) in the second quarter of 2010.  Basic and diluted weighted average shares outstanding were 6,789,917 and 6,825,108 respectively in the second quarter of 2011 and were 6,462,513 and 6,489,908 respectively (split-adjusted) for basic and diluted shares in the second quarter of 2010.

--    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2011 was $2,166,282 compared with EBITDA of $5,117,653 for the second quarter of 2010. (See attached reconciliation.)

--    Net income and earnings per share were adversely affected by a fee of $500,000 in the second quarter resulting from the cancellation of purchase contracts as market demand for stainless steel slowed significantly.

Key Highlights for the Second Quarter Ending June 30, 2011

--    Assessment and redeployment of key personnel

--    Continued emphasis on cost reduction

--    Attentive working capital management

--    Greater availability under the credit facilities

Recycling Volumes - 2nd Quarter Summary

--    Stainless volumes decreased 62.0% from the second quarter of 2010

--    Ferrous volumes increased 21.8% from the second quarter of 2010

--    Non-Ferrous volumes increased 38.8% from the second quarter of 2010

Brian Donaghy, President and Chief Operating Officer of ISA stated, "We saw a dramatic change in stainless market conditions during the second quarter of 2011.  Virtually every stainless scrap provider, including ISA, saw demand dwindle as a result of the world-wide decrease in demand for stainless steel and other nickel-based scrap.  We believe that consumers have worked down their inventory levels, and we are optimistic that demand will soon rebound.  We have even started to see some increase in nickel prices, a sign of market health.

"We took advantage of continued strong ferrous and non-ferrous scrap market conditions during the quarter and substantially increased our shipments in these commodities.  This helped offset the downturn in our stainless business.  However, like many other scrap companies, we experienced some pressure on margins as we had to pay higher prices to fill customer orders.

"We also used the seasonally soft summer to refine operations.  We undertook a thorough review of all of our personnel, streamlining, hiring and reallocating certain employees to areas where they can make the most impact.  This included bolstering our Alloys division with industry veterans who have extensive supplier relationships and who can help develop our Alloys team.  We feel very good about the team we have in place today, just in time for the return of more favorable market conditions."

Harry Kletter, Chairman of the Board of ISA, stated, "After spending over 60 years in the industry I can tell you that the scrap business is in the early stages of growth but there will be continued consolidation.  I envision a hand full of major companies that will partner up with mills which will dominate the industry, which ISA plans to be involved with.  The company will continue to look for strategic relationships and other alternatives during the next few years to enhance stockholder value.

"As the economy improves, the scrap industry will continue to grow and we will continue to expand our presence.  The recent investment we made in the stainless and alloys operations have given us the ability to further grow and diversify.  As the world demand for scrap continues to increase, we plan to take advantage of the many opportunities ahead.  During the past two years we have had tremendous growth and now our current focus is to become a much more efficient operation with increased margins."

Conference Call to Discuss Second Quarter 2011 Results

ISA will host a conference call on Tuesday, August 9, 2011 at 2:00 PM Eastern time to discuss second quarter results.  Participants can access the call by dialing:

U.S. and Canada Dial-in Number: 877-354-6067

Conference ID #88899450

Callers should identify the Industrial Services of America earnings results call.

A replay will be available one hour after the call through midnight August 11, 2011 by calling:

855-859-2056 or 404-537-3406

ISA's 2011 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(UNAUDITED)

	2011	2010
	(in thousands, except per share information)
Revenue from services	$ 2,661	$ 3,070
Revenue from product sales	168,489	163,914
Total Revenue	171,150	166,984

Cost of goods sold for services	2,283	2,787
Cost of goods sold for product sales	156,849	150,160
Total Cost of goods sold	159,132	152,947

Selling, general and administrative expenses	6,351	6,765

Income before other income (expense)	5,667	7,272

Other income (expense)
Interest expense	(1,206)	(668)
Interest income	11	17
Gain on sale of assets	141	234
Provision for lawsuit settlement	(175)	-
Other income (loss), net	(502)	(4)
Total other expense	(1,731)	(421)

Income before income taxes	3,936	6,851

Income tax provision	1,456	2,740

Net income	$ 2,480	$ 4,111

Basic earnings per share	$ 0.36	$ 0.64

Diluted earnings per share	$ 0.36	$ 0.63

Weighted shares outstanding:
Basic	6,913	6,456

Diluted	6,953	6475

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2011 AND 2010
(UNAUDITED)

	2011	2010
	(in thousands, except per share information)
Revenue from services	$ 1,290	$ 1,535
Revenue from product sales	63,673	91,280
Total Revenue	64,963	92,815

Cost of goods sold for services	1,006	1,436
Cost of goods sold for product sales	59,775	83,625
Total Cost of goods sold	60,781	85,061

Selling, general and administrative expenses	2,572	3,564

Income before other income (expense)	1,610	4,190

Other income (expense)
Interest expense	(534)	(340)
Interest income	5	9
Gain on sale of assets	92	50
Provision for lawsuit settlement	(175)	-
Other income (loss), net	(502)	3
Total other expense	(1,114)	(278)

Income before income taxes	496	3,912

Income tax provision	183	1,565

Net income	$ 313	$ 2,347

Basic earnings per share	$ 0.05	$ 0.36

Diluted earnings per share	$ 0.05	$ 0.36

Weighted shares outstanding:
Basic	6,790	6,463

Diluted	6,825	6,490

INDUSTRIAL SERVICES OF AMERICA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months ending June 30,		Six Months ending June 30,
	2011	2010	2011	2010
Net Income	312,576	2,347,200	2,479,358	4,110,464
Interest expense	534,437	339,642	1,206,119	668,611
Income taxes	183,575	1,564,799	1,456,130	2,740,310
Depreciation	948,194	866,012	1.879,646	1,730,269
Amortization	187,500	-	375,000	-
EBITDA (1)	2,166,282	5,117,653	7,396,253	9,249,654

(1)        EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville, KY, Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/